Exhibit 10.1

BARCLAYS	MORGAN STANLEY SENIOR FUNDING, INC.
745 Seventh Avenue	1585 Broadway
New York, New York 10019	New York, New York 10036

PERSONAL AND CONFIDENTIAL

December 16, 2016

Virtus Investment Partners, Inc.

100 Pearl Street

Hartford, Connecticut 06103

Attention: Michael Angerthal

                   Chief Financial Officer

Project Falcon

Commitment Letter

Ladies and Gentlemen:

Barclays Bank PLC (“Barclays”) and Morgan Stanley Senior Funding, Inc. (“MSSF” and, together with Barclays, each, an “Initial Commitment Party” and collectively, the “Initial Commitment Parties,” “we” or “us”) are pleased to confirm the arrangements pursuant to which the Commitment Parties (a) are exclusively authorized by Virtus Investment Partners, Inc., a Delaware corporation (the “Borrower” or “you”), to act as joint lead arrangers and joint bookrunners in connection with the Facility (as defined below) and (b) commit to provide the Facility to the Borrower, on the terms set forth in this letter and the attached Annexes A and B hereto and subject to the conditions set forth in the attached Annex C hereto (collectively, this “Commitment Letter”). Capitalized terms used without definition in this letter have the meanings given to them in the annexes hereto.

You have informed us that you intend to acquire 100% of the equity interests of (the “Acquisition”) an entity previously identified to us by you as “Falcon” (the “Acquired Business”) from the current equity holders thereof (collectively, the “Seller”). You have also informed us that the Acquisition will be financed from borrowings under a senior secured first lien term loan facility (the “Term Facility”) and a senior secured first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Facility, the “Facility”) having the terms set forth on Annex B. The Acquisition, the initial borrowings under the Facility, the payment of fees and expenses in connection with the foregoing and all related transactions are referred to herein as the “Transactions.”

1. Commitments; Titles and Roles.

The Initial Commitment Parties are pleased to confirm their agreement to act, and you hereby appoint the Initial Commitment Parties to act, as joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Lead Arrangers”) in connection with the Facility. Additionally, (a) Barclays is pleased to confirm its agreement to act, and you hereby appoint Barclays to act, as syndication agent for the Facility, (b) MSSF is pleased to confirm its agreement to act, and you hereby appoint MSSF to act, as administrative agent for the Facility (the “Administrative Agent”) and (c) each of Barclays and MSSF (each, in such capacity, an “Initial Lender” and collectively, the “Initial Lenders”) hereby commits to provide the Borrower 50% of the Term Facility and 50% of the Revolving Credit Facility on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (each as referred to below), it being understood that the only conditions precedent to such commitments are set forth on Annex C attached hereto. Our fees for our commitment and for services related to the Facility are set forth in a separate fee letter agreement (the “Fee Letter”) entered into by you and the Initial Commitment Parties on the date hereof.

At any time on or prior to December 30, 2016, you may appoint up to three additional financial institutions (any such financial institution, an “Additional Commitment Party” and, together with the Initial Commitment Parties, the “Commitment Parties”) to provide in the aggregate up to 25% of the commitments for the Facility; provided that (i) each Additional Commitment Party shall become party to this Commitment Letter and the Fee Letter as an “Initial Lender” and an “Initial Commitment Party” pursuant to customary joinder documentation in a form reasonably satisfactory to us and you, (ii) each Additional Commitment Party shall commit to an equal percentage of the Term Facility and the Revolving Credit Facility, (iii) the respective commitments of the Initial Commitment Parties will be reduced on a pro rata basis by the amount of each Additional Commitment Party’s commitment and (iv) each Additional Commitment Party (or its affiliate) may be awarded a “co-agent” title and shall be entitled to up to a percentage of the fees payable under the Fee Letter to the Commitment Parties equal to the percentage that its commitment represents of the total commitments for the Facility. For the avoidance of doubt, (x) MSSF shall have “left” placement on all marketing materials related to the Facility and have the role associated with such placement and (y) Barclays shall have placement to the immediate right of MSSF on all marketing materials related to the Facility.

You agree that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter) will be paid in connection with the Facility unless you and the Lead Arrangers shall so agree.

2. Conditions Precedent.

Each Commitment Party’s commitments and agreements hereunder are subject only to the conditions precedent listed on Annex C attached to this Commitment Letter.

Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreements or other undertakings concerning the financing of the Acquisition to the contrary, (a) the only representations the accuracy of which will be a condition to the availability of the Facility on the date of consummation of the Acquisition(the “Closing Date”) will be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (as defined below) or the Commitment Parties (but only to the extent that the Borrower or its affiliates have the right not to consummate the Acquisition, or to terminate their obligations, under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct) (such representations and warranties, the “Acquired Business Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents (as defined below) for the Facility will be such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in Annex C hereto are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates of any material domestic subsidiary of the Borrower, including the Acquired Business; provided that any such stock certificates of subsidiaries of the Acquired Business will be required to be delivered on the Closing Date only to the extent received from the Seller, so long as you have used all commercially reasonable efforts to cause the Seller to deliver them to you on the Closing Date) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Facility on the Closing Date but such security interest(s) will be required to be perfected pursuant to arrangements and timing to be mutually agreed by the Lead Arrangers and you and, in any event, within 60 days after the Closing Date (subject to extensions reasonably agreed by the Administrative Agent)). As used herein, “Specified Representations” means the representations referred to in Annex B, as applicable to the Loan Parties (as defined in Annex B), relating to incorporation or formation; organizational power and authority to enter into the Loan Documents relating to the Facility; due execution, delivery and enforceability of such Loan Documents; solvency on a consolidated basis as of the Closing Date after giving pro forma effect to the Transactions occurring on the Closing Date and consistent with the solvency certificate in Exhibit 1 to Annex C hereto; no conflicts of the Loan Documents with charter documents; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds not in violation of FCPA, OFAC, anti-terrorism laws or anti-money laundering laws; and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation, validity, perfection and priority of the security interests granted in the proposed collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

3. Syndication.

The Lead Arrangers intend, and reserve the right, to syndicate the Facility to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed) (collectively, the “Lenders”); provided that the Lead Arrangers agree not to syndicate to (i) direct competitors or parent companies or other affiliates of direct competitors of the Borrower or the Acquired Business (as reasonably determined by you), in each case, separately identified by name in writing by you to the Lead Arrangers prior to the date hereof (collectively, “Competitors”) and (ii) those particular banks, financial institutions and other institutional lenders separately identified by name in writing by you to the Lead Arrangers prior to the date hereof (collectively, the “Disqualified Persons”); provided, further, that (x) no person that is (i) a bona fide diversified debt fund, or (ii) an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course, shall be a Disqualified Person and ((y) the names of all Competitors and Disqualified Persons shall be made available to all Lenders. Subject to the immediately preceding sentence, no Competitor or Disqualified Person may become a Lender or have any commitment or right (including a participation right in respect of the Facility) with respect to any loan or other extension of credit under the Facility without the written consent of the Borrower. You acknowledge and agree that the commencement of syndication shall occur in the discretion of the Lead Arrangers. The Lead Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter. The Lead Arrangers will determine the final commitment allocations and will notify you of such determinations. You agree to use all commercially reasonable efforts to ensure that the Lead Arrangers’ syndication efforts benefit from the existing lending relationships of the Borrower, the Acquired Business and their respective subsidiaries. To facilitate an orderly and successful syndication of the Facility, you agree that, until the date (the “Syndication Date”) which is the earlier of (x) 60 days after the Closing Date and (y) the later of the Closing Date and the occurrence of a Successful Syndication (as defined in the Fee Letter), you will not, and you will use commercially reasonable efforts to ensure that the Acquired Business does not, syndicate or issue, attempt to syndicate or issue, announce (or authorize a third party to announce) the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt security of the Borrower, the Acquired Business or any of their respective subsidiaries (other than (i) the Facility, (ii) equity-linked debt securities of the Borrower, (iii) indebtedness permitted pursuant to the Acquisition Agreement and (iv) notes issued in consideration of repurchase of stock of departing employees), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of the Lead Arrangers; it being understood that the foregoing shall not restrict your ability to borrow in the ordinary course for working capital purposes under your existing revolving credit facility dated as of September 30, 2016 among you, the lenders party thereto and The Bank of New York Mellon (the “Existing Revolving Facility”). In addition, you will not incur any equity-linked debt securities unless the net cash proceeds thereof reduce the commitments in respect of the Term Facility to an amount not less than $200.0 million or to $0.

Prior to the earlier of the Closing Date and the termination of this Commitment Letter, you agree that neither you nor any of your subsidiaries will, without the prior written consent of the Lead Arrangers (which may be given or withheld in our sole discretion) make any investments, acquisitions or dispositions (other than ordinary course investments and acquisitions and dispositions of investments, in each case, as part of its asset management business), or pay dividends or distributions with respect to, or repurchase, the Borrower’s interests (other than dividends on the Borrower’s common stock at the same rate as paid prior to the date of this Commitment Letter).

Notwithstanding the Lead Arrangers’ right to syndicate the Facility and receive commitments with respect thereto, except in connection with an assignment to an Additional Commitment Party pursuant to the second paragraph under Section 1 above, unless otherwise agreed to by you, (x) no Commitment Party shall be relieved or released from its obligations hereunder (including its obligation to fund the Facility on the Closing Date) in connection with any syndication, assignment or participation in the Facility until the initial funding of the Facility on the Closing Date and (y) unless you and we agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment for the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood and agreed that the commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facility and in no event shall the commencement or successful completion of the syndication of the Facility constitute a condition to the availability and initial funding of the Facility on the Closing Date.

You agree to cooperate with each Lead Arranger, and agree to use commercially reasonable efforts to cause the Acquired Business to cooperate with each Lead Arranger, in connection with the syndication of the Facility, including, without limitation, (i) your assistance in the preparation of one or more information packages for the Facility regarding the business, operations, financial projections and prospects of the Borrower, the Acquired Business and their respective subsidiaries (collectively, the “Confidential Information Memorandum”), including, without limitation, information relating to the transactions contemplated hereunder, prepared by or on behalf of you or the Acquired Business deemed reasonably necessary by the Lead Arrangers to complete the syndication of the Facility, (ii) your using commercially reasonably efforts to obtain, prior to the commencement of the Marketing Period (as defined in Annex C), (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”)) and (c) a public credit rating for the Facility from each of Moody’s and S&P (it being understood that in no event shall any specific rating be required nor shall obtaining any such rating be a condition to the Initial Lenders’ commitments hereunder or the funding of the Facility on the Closing Date) and (iii) your presentation of one or more customary information packages for the Facility reasonably acceptable in format and content to the Lead Arrangers (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents at mutually agreed time(s) in connection with the syndication of the Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of you (and your using commercially reasonable efforts to cause direct contact between senior management and representatives of the Acquired Business) with prospective Lenders and participation of such persons in meetings) (such initial meeting with prospective Lenders, the “Bank Meeting”). In connection with the preparation of any such Confidential Information Memorandum and Lender Presentation, you agree to provide the Lead Arranger, upon request, with all information, documentation or materials reasonably requested to be delivered to the Lead Arrangers in connection therewith (collectively, together with the Borrower’s filings under the Securities Exchange Act of 1934, as amended, the “Information”). You agree to notify the Lead Arrangers in writing when a Fund Reorganization Proxy Statement/Prospectus (as defined in the Acquisition Agreement) is first mailed. You further agree that Information regarding the Facility and Information provided by you, the Acquired Business or your or their respective representatives to the Lead Arrangers in connection with the Facility (including, without limitation, the Confidential Information Memorandum, the Lender Presentation and draft, and execution copies of the Loan Documents) may be disseminated to potential Lenders and other persons through one or more internet sites (including an Intralinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with the Lead Arranger’s standard syndication practices, and you acknowledge that neither of the Lead Arrangers nor any of their respective affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, customary authorization letters to the Lead Arrangers authorizing the distribution of the Information to prospective Lenders and containing a representation consistent with the first sentence under Section 4 hereof. You acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”). At the reasonable request of the Lead Arrangers, you agree to assist in the preparation of an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Information does not contain Private-Side Information. “Public-Side Information” means information that is not material non-public information (for purposes of United States federal, state or other applicable securities laws); and “Private-Side Information” means any information that is not Public-Side Information. In addition, you will clearly designate as Public-Side Information all Information provided to the Lead Arrangers by or on behalf of you or the Acquired Business which contains exclusively Public-Side Information. You acknowledge and agree that the following documents may be distributed to all Lenders (including Public Lenders): (a) drafts and final versions of the Loan Documents; (b) term sheets and notification of changes in the terms of the Facility and (c) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda).

With your consent (not to be unreasonably withheld), at a Lead Arranger’s own expense, such Lead Arranger may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as such Lead Arranger may choose, and circulate similar promotional materials, after the closing of the transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Borrower and its affiliates (or any of them), (ii) such Lead Arranger and its affiliates’ titles and roles in connection with the transactions and (iii) the amount, type and closing date of such transactions.

4. Information.

You represent and covenant that (i) all written Information (other than financial projections, estimates, forecasts, forward-looking information and information of a general economic or industry-specific nature) provided directly or indirectly by you to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder, when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to any written supplements and written updates thereto provided to the Commitment Parties prior to the earlier of the Closing Date or the occurrence of a Successful Syndication) (it being understood that, with respect to the Acquired Business and its subsidiaries, such representations are made to the best of your knowledge) (ii) the financial projections that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of you have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material and (iii) the Closing Date shall not occur until at least twenty (20) business days after the initial mailing of a Fund Reorganization Proxy Statement/Prospectus. You agree that if at any time prior to the later of (i) the Syndication Date and (ii) the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances. You acknowledge that, in arranging and syndicating the Facility, the Commitment Parties will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower, the Acquired Business, their respective subsidiaries or any other party or to advise or opine on any related solvency issues.

5. Indemnification and Related Matters.

You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6. Assignments.

This Commitment Letter may not be assigned by any party hereto (except by the Commitment Parties as set forth below) without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Any Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates or to additional Lenders; provided that any such assignment made to any person (other than an Additional Commitment Party) prior to the funding under the Facility will not relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions of such funding set forth herein.

7. Confidentiality.

Please note that this Commitment Letter and the Fee Letter and any written communications provided by or oral discussions with any Commitment Party in connection with this arrangement are exclusively for your information and may not be disclosed by you to any third party or circulated or referred to publicly without the prior written consent of the Commitment Parties except, after providing written notice to the Commitment Parties to the extent you are permitted to do so under applicable law, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that the Commitment Parties hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications to your officers, directors, employees, attorneys, accountants, representatives, agents and other advisors who are directly involved in the consideration of the Facility and who have been informed by you of the confidential nature of such information and who have agreed to treat such information confidentially, (ii) this Commitment Letter, the Fee Letter or the information contained herein or therein to the Acquired Business and the Seller and to their respective officers, directors, employees, attorneys, accountants, representatives, agents and other advisors who are directly involved in the consideration of the Facility, in each case, to the extent such persons agree to hold the same in confidence (provided that any such disclosure of the Fee Letter or its terms or substance shall be redacted in a manner reasonably satisfactory to the Commitment Parties), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process or as requested by a governmental authority (in which case you agree, to the extent you are permitted to do so under applicable law, to inform the Commitment Parties promptly thereof), (iv) following the Closing Date, the existence of this Commitment Letter and information contained in Annex B about the Facility to market data collectors, similar services providers to the lending industry, and service providers to the Lead Arrangers and the Lenders in connection with the administration and management of the Facility and (v) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with the Commitment Parties.

Each Commitment Party agrees that it will treat as confidential, and use only for purposes of the transactions contemplated hereby, all information provided to it hereunder by or on behalf of you or the Acquired Business; provided, however, that nothing herein will prevent such Commitment Party or any of such Commitment Party’s affiliates from disclosing, or using, any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates (in which case, other than in the case of regulatory examinations, such person agrees to inform you promptly thereof to the extent not prohibited by law), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of the persons described in clause (d) of this sentence, (d) to such person’s affiliates and their respective officers, directors, employees, attorneys, accountants, representatives, agents and other advisors who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower, any Guarantor or their respective obligations under the Facility, in each case, who are advised of the confidential nature of such information, (f) to Moody’s and S&P and other rating agencies, (g) to market data collectors as determined by such Commitment Party; provided that such information is limited to Annex B and is supplied only on a confidential basis, (h) received by such person on a non-confidential basis from a source (other than you, the Acquired Business or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, or (i) to the extent that such information was already in such Commitment Party’s possession or is independently developed by such Commitment Party, without use of information otherwise subject hereto; provided that (x) the disclosure of any such information to any potential or prospective Lenders or participants referred to in clause (e) above shall be made subject to the acknowledgment and acceptance by such prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially similar terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of such

Commitment Party or in respect of marketing materials and related written materials distributed through the Platform, shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by the Lead Arrangers to any Competitor or Disqualified Person (after designation as such in accordance with the terms hereof). Each Commitment Party’s obligations under this provision shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date the Loan Documents are entered into by such Commitment Party, at which time any confidentiality undertaking in the Loan Documents shall supersede this provision.

8. Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each of the Commitment Parties (together with their respective affiliates, the “Investment Banks”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of its various business activities, each Investment Bank, and funds or other entities in which such Investment Bank invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for its own account and for the accounts of its customers. In addition, the Investment Banks may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business, their respective subsidiaries and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with you, the Acquired Business or your or its affiliates. In addition, the Investment Banks may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Investment Banks in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Investment Banks shall have no obligation to disclose such information, or the fact that any Investment Bank is in possession of such information, to you or to use such information on your behalf.

Consistent with each Investment Bank’s policies to hold in confidence the affairs of its customers, such Investment Bank will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that none of the Investment Banks and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by it from any other person.

The Investment Banks may have economic interests that conflict with those of you, the Acquired Business, your or its equity holders and/or your or its affiliates. You agree that each Investment Bank will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter, Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Investment Bank, on the one hand, and you, your equity holders or your affiliates, on the other hand. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between such Investment Bank, on the one hand, and you, on the other, and in connection therewith and with the process leading thereto, (i) such Investment Bank has not assumed an advisory or fiduciary responsibility in favor of you, your equity holders or your affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether such Investment Bank has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) such Investment Bank is acting solely as a principal and not as an agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Investment Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you, in connection with such transactions or the process leading thereto. In addition, the Commitment Parties may employ the services of their respective affiliates in providing services and/or performing their respective obligations hereunder and may exchange with such affiliates information concerning you, your affiliates, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates of the Commitment Parties will be entitled to the benefits afforded to the Commitment Parties hereunder.

As you know, Barclays Capital Inc. and an affiliate MSSF have been retained by you (or one of your affiliates) as financial advisors (each, in such capacity, a “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to such retention. You further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any Financial Advisor or any Initial Commitment Party and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

In addition, please note that the Investment Banks and the Financial Advisors do not provide accounting, tax or legal advice.

9. Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the date of termination of the Acquisition Agreement, and (iii) July 21, 2017, as may be extended to the date which is five business days after the “Outside Date” if the “Outside Date” under the Acquisition Agreement is extended pursuant to Section 10.01(b) of the Acquisition Agreement as in effect on the date hereof, but in any event not later than September 22, 2017. You may terminate this Commitment Letter and our commitments hereunder at any time without penalty or obligation, subject to the provisions of the immediately succeeding paragraph.

The provisions set forth under Sections 3, 4, 5 (including Annex A), the first paragraph of Section 7, Section 8 and this Section 9 (other than any provision therein that expressly terminates upon execution of the Loan Documents) and the provisions of the Fee Letter will remain in full force and effect regardless of whether Loan Documents are executed and delivered. The provisions set forth in the Fee Letter and under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder. Notwithstanding the previous two sentences, if the Loan Documents are executed and delivered, the provisions of Section 5 (including Annex A), and the second paragraph of Section 7 shall be superseded to the extent covered by the corresponding provisions of the Loan Documents and shall no longer be of any further force or effect.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate promptly in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter and the Fee Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to the conditions precedent expressly described in Annex C. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Loan Documents for the purpose of executing and delivering the Loan Documents no later than the consummation of the Acquisition.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Annex C) (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquired Business Representations and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of any Commitment Party or any of its affiliates in the negotiation, performance or enforcement hereof. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in only such court. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. Nothing in this Commitment Letter or the Fee Letter shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of you or enforce any judgment arising out of any such claim, action or proceeding. You hereby agree that service of any process, summons, notice or document by registered mail or overnight courier addressed to it at the address set forth above shall be effective service of process against you for any suit, action or proceeding relating to any such dispute.

The Commitment Parties hereby notify the Borrower and the Guarantors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow each Commitment Party and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facility. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter and the Fee Letter before the earlier of (i) 5:00 p.m., New York City time, on the date hereof and (ii) the public announcement of the Acquisition, whereupon this Commitment Letter and the Fee Letter will become binding agreements between you and the Commitment Parties. If this Commitment Letter and the Fee Letter have not been signed and returned to us by the time specified in the preceding sentence, this offer will terminate at such time. We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

[Signature Page to Falcon Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Wissam Kairouz
Name: Wissam Kairouz
Title: Authorized Signatory

[Signature Page to Falcon Commitment Letter]

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE: VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ Michael A. Angerthal
Name: Michael A. Angerthal
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Debt Commitment Letter]

Annex A

You agree to indemnify and hold harmless each Commitment Party (whether in its capacity as Lead Arranger, Administrative Agent, Initial Lender or otherwise) and its affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Commitment Letter, the Fee Letter, the Facility, the use of proceeds thereof, the Acquisition or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability (i) to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or from a material breach of the obligations of such Indemnified Person under this Commitment Letter or (ii) arising out of or in connection with any Proceeding that does not involve an act or omission of yours or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an agent or arranger or any similar role under the Facility). In the case of any Proceeding to which the indemnity in this paragraph applies (excluding, for the avoidance of doubt, any Proceeding to which the preceding proviso applies), such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by the Borrower, the Acquired Business, any of their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Facility, the Acquisition or the other transactions contemplated thereby is consummated. Notwithstanding any other provision of the Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person as determined by a final, nonappealable judgment of a court of competent jurisdiction and (ii) no Indemnified Person shall have any liability for any special, indirect, consequential or punitive damages in connection with or as a result of this Commitment Letter or the Fee Letter or the transactions contemplated hereby or thereby.

You shall not be liable for any settlement of any Proceedings effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with the preceding paragraph.

You will not, without the prior written consent of the relevant Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder by such Indemnified Person (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such Indemnified Person from all claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person (which consent, if the conditions set forth in clauses (i) and (ii) are satisfied, shall not be unreasonably withheld or delayed).

Annex A-1

The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Commitment Letter and the Fee Letter.

Annex A-2

Annex B

Project Falcon

Summary of the Facility

This Summary outlines certain terms of the Facility referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Virtus Investment Partners, Inc. (the “Borrower”).

Purpose/Use of Proceeds:	The proceeds of the Term Facility will be used to fund, in part, the Acquisition, the repayment of outstanding borrowings under the Existing Revolving Facility and the payment of fees, commissions and expenses in connection with the Acquisition and the Facility, with the remainder (if any) for general corporate purposes. Amounts available under the Revolving Credit Facility may be used (i) on the Closing Date, to fund amounts required to be paid as additional original issue discount or upfront fees under the “Market Flex” provisions of the Fee Letter and (ii) after the Closing Date, to provide for the ongoing working capital requirements and for general corporate purposes.

Joint Lead Arrangers and Joint Bookrunners:	Barclays Bank PLC (“Barclays”) and Morgan Stanley Senior Funding, Inc. (“MSSF,” and, together with Barclays, in their capacities as joint lead arrangers and joint bookrunners, the “Lead Arrangers”).

Syndication Agent:	Barclays.

Administrative Agent:	MSSF (in such capacity, the “Administrative Agent”).

Lenders:	Barclays, MSSF and/or other financial institutions selected by the Lead Arrangers in accordance with the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”), excluding those particular banks, financial institutions and other institutional lenders separately identified by name in writing by you to the Lead Arrangers prior to the date hereof (collectively, the “Disqualified Lenders”).

Facility Amounts:	Term Facility: $475.0 million of senior secured first lien term loans (the “Initial Term Loans” and, together with loans under any Incremental Term Facility referred to below, “Term Loans”); provided that, if the Borrower issues and sells equity securities or equity-linked securities after the date hereof and on or prior to the Closing Date, the amount of the Term Facility shall be reduced by an amount equal to the lesser of (x) net cash proceeds received by the Borrower from such issuance and (y) $275.0 million; provided that if such net cash proceeds are $475.0 million or more, the Term Facility shall be reduced to $0.

Annex B-1

Revolving Credit Facility: up to $100.0 million of senior secured first lien revolving loans (the “Initial Revolving Loans” and, together with the Initial Term Loans the “Initial Loans” and, together with any loans under any Incremental Revolving Credit Facility referred to below, “Revolving Loans,” and the Revolving Loans together with the Term Loans, the “Loans”). Commitments to make Revolving Loans are herein referred to as “Revolving Commitments.”

Letters of Credit:	Up to $7.5 million of the Revolving Credit Facility shall be made available for the issuance of standby letters of credit (“Letters of Credit”) by each Lender under the Revolving Credit Facility (each, an “Issuing Bank”). The Loan Documents will include customary provisions to protect the Issuing Banks in the event any Lender under the Revolving Credit Facility is a “Defaulting Lender.”

Availability:	Term Facility: The Initial Term Loans shall be available in a single drawing on the Closing Date.

Revolving Credit Facility: Amounts available under the Revolving Credit Facility may be borrowed, repaid and reborrowed on or after the Closing Date until the maturity date thereof; provided that on the Closing Date the Revolving Credit Facility may be used only to (i) fund any OID or upfront fees required to be funded on the Closing Date pursuant to the “Market Flex Provisions” in the Fee Letter and (ii) cash collateralize any letters of credit of the Acquired Business outstanding under its existing credit facility.

Maturity:	Term Facility: Seventh anniversary of the Closing Date. Revolving Credit Facility: Fifth anniversary of the Closing Date.

Amortization:	The outstanding principal amount of the Initial Term Loans will be repayable in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Initial Term Loans, commencing with the first full calendar quarter ended after the Closing Date, with the remaining balance due on the seventh anniversary of the Closing Date. No amortization will be required with respect to the Revolving Credit Facility.

Incremental Facilities:	On or before the final maturity date of the Term Facility or Revolving Credit Facility, as applicable, the Borrower will have the right, but not the obligation, to increase the amount of any Term Facility or incur a new tranche of term loans (such increase or new tranche, an “Incremental Term Facility”) or increasing the Revolving Credit Facility (the “Incremental Revolving Credit Facility” and, together with the Incremental Term Facility, the “Incremental Facilities”) in an aggregate principal amount for all Incremental Facilities up to the sum of (i) an amount equal to 50% of Consolidated EBITDA for the most recently completed four fiscal quarter period prior to the Closing Date, calculated on a pro forma basis giving effect to the Transactions occurring on the Closing Date, and (ii) an amount such that, after

Annex B-2

giving effect to the incurrence of any such Incremental Facility on a pro forma basis (and after giving effect to any acquisition consummated simultaneously therewith and all other appropriate pro forma adjustment events), the Secured Net Leverage Ratio (to be defined in a mutually agreed manner, but for this purpose calculated assuming any Incremental Revolving Credit Facility is fully drawn and excluding the cash proceeds of any Incremental Facility in the netting against debt in the calculation of such ratio) would not be greater than the Closing Date Secured Net Leverage Ratio plus 0.25x; provided that (x) if such Incremental Facility is an Incremental Term Facility, (a) with respect to any Incremental Term Facility incurred within 12 months of the Closing Date, if the all-in yield (including interest rate margins, any interest rate floors greater than the Floor, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding customary arrangement, structuring and underwriting fees paid to the Lead Arranger in connection with the Term Facility or any arranger in connection with any Incremental Term Facility) for any Incremental Term Facility is higher than the all-in yield (determined on the same basis) for the Initial Term Loans by more than 50 basis points, then the interest rate margins for the Initial Term Loans will be increased by an amount equal to the difference between the all-in-yield with respect to the Incremental Term Facility and the all-in yield with respect to the Initial Term Loans minus 50 basis points, (b) the maturity date applicable to the Incremental Term Facility will not be earlier than that of the latest maturity date of the Term Facility, (c) the weighted average life to maturity of the Incremental Term Facility will not be earlier than the existing Term Facility, (d) the amortization requirements for all Incremental Term Facilities may differ, so long as the average weighted life to maturity of such Incremental Term Facility is no shorter than the average weighted life to maturity applicable to the then outstanding Term Loans; (e) no Incremental Facility shall be guaranteed by any person that is not a Guarantor or secured by any asset that is not Collateral; (f) each Incremental Facility will rank pari passu in right of payment with the Facility; and (g) all other terms of the Incremental Term Facility, if not consistent with the terms of the existing Term Facility, must be reasonably acceptable to the Borrower and the Administrative Agent and (y) if such Incremental Facility is an Incremental Revolving Credit Facility, such Incremental Facility will be documented solely as an increase to the commitments with respect to the Revolving Credit Facility, without any change in terms. The conditions to all Incremental Facilities will include (x) the absence of any default or event of default at the time of borrowing or after giving effect thereto (or the absence of any payment or bankruptcy event of default, to the extent the proceeds of any Incremental Facility are being used to finance an acquisition permitted under the Loan Documents), (y) the accuracy of representations and warranties in the Loan Documents in all material respects (except where qualified by materiality, then just the accuracy thereof), subject, in the case of this clause (y), to customary “SunGard” limitations to the extent the proceeds of any Incremental

Annex B-3

Facility are being used to finance an acquisition permitted under the Loan Documents and (z) pro forma compliance with the financial covenant. Any Incremental Facility will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any Incremental Facility.

In addition, the Borrower may, in lieu of incurring Incremental Facilities, utilize any part of the capacity available for Incremental Facilities to incur Incremental Equivalent Debt.

“Incremental Equivalent Debt” means (x) notes or loans that are unsecured and rank pari passu with or subordinated in right of payment to the Facility, (y) notes that are secured by liens that rank pari passu with or subordinated to the liens securing the Facility and (z) loans that are secured by liens that are subordinated to the liens securing the Facility; provided that (i) all Incremental Equivalent Debt (whether or not secured) shall be included in the numerator in the calculation of Secured Net Leverage Ratio, count toward capacity available for Incremental Facilities and be permitted to be incurred only to the extent capacity is available for Incremental Facilities, (ii) Incremental Equivalent Debt shall be subject to the requirements set forth in clauses (b), (c) and (e); provided that clauses (b) and (c) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility so long as any such customary bridge facility is to be automatically converted into long-term debt that satisfies such clauses and (iii) any Incremental Equivalent Debt that is secured shall be subject to a pari passu intercreditor agreement and/or a junior intercreditor agreement, as the case may be.

Refinancing Facilities:	The Loan Documents will permit will permit the Borrower to refinance loans under the Term Facility or Revolving Commitments from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or one or more new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), with the consent of the Borrower and the institutions providing such Refinancing Facility, (x) notes or loans that are unsecured and rank pari passu with or subordinated in right of payment to the Facility, (y) notes that are secured by liens that rank pari passu with or subordinated to the liens securing the Facility and (z) loans that are secured by liens that are subordinated to the liens securing the Facility (the indebtedness referred to in clauses (x), (y) or (z), the “Other Refinancing Debt” and, together with the Refinancing Facility, the “Specified Refinancing Debt”); provided that (i) any Specified Refinancing Debt does not mature prior to the maturity date of, or have a shorter weighted average life than, the loans under the Facility being refinanced, (ii) the other terms and conditions, taken as a whole, of any such Specified Refinancing Debt (excluding pricing and optional prepayment or redemption terms) are substantially identical

Annex B-4

to, or not materially more favorable to the lenders providing such Specified Refinancing Debt than, the terms and conditions, taken as a whole, applicable to the Facility being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Facility existing at the time of such refinancing), (iii) no Specified Refinancing Debt shall be guaranteed by any person that is not a Guarantor or secured by any asset that is not Collateral, (iv) any Specified Refinancing Debt that is secured shall be subject to a pari passu intercreditor agreement and/or a junior intercreditor agreement, as the case may be and (v) the aggregate principal amount of any Specified Refinancing Debt shall not be greater than the aggregate principal amount of the Facility being refinanced or replaced, plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and the facility being refinanced or replaced will be permanently reduced substantially simultaneously with the incurrence of the Specified Refinancing Debt.

Interest Rate:	All amounts outstanding under the Facility will bear interest, at the Borrower’s option, as follows:

(a) at the Base Rate plus 3.75% per annum; or

(b)      at the reserve adjusted Eurodollar Rate plus 4.75% per annum;

subject, in the case of Revolving Loans, to a step down of 25 basis points if the Secured Net Leverage Ratio (as defined below) is not greater than the Closing Date Secured Net Leverage Ratio less 0.50x.

“Closing Date Secured Net Leverage Ratio” means the Secured Net Leverage Ratio as of the Closing Date.

“Closing Date Total Net Leverage Ratio” means the Total Net Leverage Ratio as of the Closing Date.

“Consolidated Secured Net Debt” shall be defined as Consolidated Total Net Debt secured by a lien on any assets or property of the Borrower or any of its restricted subsidiaries.

“Consolidated Total Net Debt” shall be defined as the outstanding principal amount of all third party debt for borrowed money, unreimbursed drawings under letters of credit, capital lease obligations and third party debt obligations evidenced by notes or similar instruments, in each case of the Borrower and its restricted subsidiaries, on a consolidated basis and determined in accordance with GAAP, minus all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries.

“Secured Net Leverage Ratio” shall be defined as the ratio of Consolidated Secured Net Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered.

Annex B-5

“Total Net Leverage Ratio” shall be defined as the ratio of Consolidated Total Net Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered.

The terms “Base Rate” and “reserve adjusted Eurodollar Rate” will be defined in the Loan Documents, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type; provided that the Eurodollar Rate shall not be less than (i) in the case of Term Loans, (x) if, as of the launch of syndication of the Facility and at all times thereafter through the Closing Date, the Borrower’s public corporate/family ratings after giving effect to the Transactions are Ba3 or higher (stable) from Moody’s and BB- or higher (stable) from S&P, 0.75% and (y) if clause (x) does not apply, 1.00% and (ii) in the case of Revolving Loans, 0.00% (this proviso, the “Floor”). In no event shall the Base Rate be less than 100 basis points greater than the one-month reserve adjusted Eurodollar Rate (after giving effect to the reserve adjusted Eurodollar Rate “floor”). Overdue amounts will bear interest at a rate equal to (i) in the case of principal, the applicable interest rate plus 2.00% per annum and (ii) in the case of any other overdue amount (including overdue interest), the interest rate applicable to Base Rate loans plus 2.00% per annum, and in each case, shall be payable on demand.

Interest Payments:	Interest on loans bearing interest by reference to the Base Rate will be payable quarterly in arrears at each prepayment or repayment (in the case of Term Loans) and upon termination of commitments (in the case of Revolving Loans).

For loans bearing interest by reference to the Eurodollar Rate, interest periods will be one, two, three and six months and, to the extent agreed to by all applicable Lenders, twelve months and will be payable on the last day of the interest period applicable thereto (and at the end of every three months, in the case of interest periods of longer than three months), at each prepayment or repayment (in the case of Term Loans) and upon termination of commitments (in the case of Revolving Loans).

Interest will be payable in arrears and computed on the basis of a 360- day year (365/366-day year with respect to loans bearing interest by reference to the Base Rate).

Commitment Fees:	Commitment fees will be equal to 0.50% per annum times the daily average unused portion of the Revolving Credit Facility of each Lender (other than any Defaulting Lender), with a step down to 0.375% per annum if the Secured Net Leverage Ratio is not greater than the Closing Date Secured Net Leverage Ratio less 0.50x. Commitment fees will accrue from the Closing Date and will be payable quarterly in arrears.

Annex B-6

Letters of Credit Fees:	A fee equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Credit Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Credit Facility (other than any Defaulting Lender). In addition, a fronting fee, to be agreed upon between each Issuing Bank and the Borrower, will be payable to each Issuing Bank, as well as certain customary fees assessed thereby.

Guarantees:	Each subsidiary of the Borrower other than Excluded Subsidiaries (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under (i) the Facility, (ii) any interest rate swaps, caps or other agreements of the Borrower or any of its restricted subsidiaries entered into to protect against increases in the interest rates with respect to a notional amount of indebtedness, and (iii) any cash management arrangements, in each case under clause (ii) or (iii) entered into with the Administrative Agent, a Lead Arranger or a Lender or any affiliate thereof (or any person that was the Administrative Agent, a Lead Arranger or a Lender or an affiliate thereof at the time such agreements were entered into) (the agreements and arrangements in clauses (i) and (ii), the “Hedging/Cash Management Obligations”). The Borrower and the Guarantors are referred to collectively as the “Loan Parties.”

“Excluded Subsidiaries” means (i) any foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (a “CFC”), (ii) any domestic subsidiary of a foreign subsidiary that is a CFC, (iii) any domestic subsidiary that has no material assets other than the capital stock of one or more foreign subsidiaries that are CFCs (a “CFC Holdco”), (iv) any inactive subsidiary, (v) any subsidiary that is not a wholly owned subsidiary, (vi) any subsidiary that is a CFTC-registered introducing broker or a FINRA-member broker-dealer, (vii) any immaterial subsidiary (to be defined in a manner mutually agreed), (viii) any subsidiary to the extent that a Guarantee from such subsidiary (A) is prohibited by applicable law, rule or regulation, (B) would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been received, or (C) is prohibited by a contractual obligation existing on, and disclosed in writing to the Commitment Parties prior to, the date of the Commitment Letter, (ix) any not-for-profit subsidiary, (x) any unrestricted subsidiary and (xi) any subsidiary for which the cost to such subsidiary of providing a Guarantee is excessive in relation to the value afforded to the Lenders thereby, as reasonably determined by the Borrower and agreed to in writing by the Administrative Agent.

Annex B-7

Notwithstanding anything herein to the contrary, for purposes of the Loan Documents, a Virtus Fund shall not be considered a “subsidiary” of the Borrower. “Virtus Fund” means, as of any date, (1) any “registered investment company” (as defined in Section 8 of the Investment Company Act of 1940, as amended) of which the Borrower or any of its subsidiaries is the registered investment adviser, (2) any undertaking for collective investment in transferable securities established in Ireland pursuant to the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations 2011 or, in the case of UCITS established in a Member State other than Ireland, the Council Directive of 13 July 2009 (2009/65/EU) on the coordination of laws, regulations, and administrative provisions relating to undertakings for collective investment in transferable securities (UCITS) of which the Borrower or any of its subsidiaries is the “investment manager”, (3) any mutual fund, unregistered investment fund or other investment fund or entity (including any statutory trust constituted for such purpose) of which the Borrower or any of its subsidiaries is the investment adviser or investment manager, as the case may be or (4) any CLO or CDO (including any investment structure established to hold CLO or CDO risk retention tranches) as to which the Borrower or any of its subsidiaries is the collateral manager.

Security:	The Loans, each Guarantee and the Hedging/Cash Management Obligations will be secured by perfected first priority security interests in all assets of the Borrower and the Guarantors (including, for the avoidance of doubt, all of the equity interests of the Acquired Business acquired in the Acquisition), subject to exceptions to be agreed; provided that in the case of the voting capital stock of any subsidiary that is a CFC or CFC Holdco, the security interest shall be limited to 65% of the voting capital stock of such subsidiary (collectively, the “Collateral”). All security arrangements relating to the Facility and the Hedging/Cash Management Obligations will be in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers and, subject to the Limited Conditionality Provisions, will be perfected on the Closing Date. Collateral located in the United States shall exclude (i) motor vehicles and other assets subject to certificates of title, (ii) leasehold interests in real property, (iii) fee interests in real property with a value less than an amount to be agreed, (iv) commercial tort claims below an amount to be mutually agreed, (v) letters of credit and letters of credit rights with a value less than an amount to be agreed, except to the extent consisting of supporting obligations, (vi) pledges and security interests prohibited by applicable law, rule or regulation after giving effect to the applicable anti-non-assignment provisions of the Uniform Commercial Code or other applicable law, (vii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement permitted by the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any

Annex B-8

other party thereto that is not a Loan Party or wholly-owned restricted subsidiary, (viii) any cash and cash equivalents maintained in a segregated deposit account or securities account that are comprised solely of (A) funds used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of the employees of the Borrower and its subsidiaries, (B) funds used or to be used to pay any taxes required to be collected, remitted or withheld during the current period, (C) other funds which the Borrower or any of its subsidiaries holds as an escrow or fiduciary for the benefit of any third person and (D) collateral to secure letter of credit reimbursement obligations (other than in respect of Letters of Credit) and any segregated cash deposits (other than in favor of the Administrative Agent) that constitute liens permitted under the Loan Documents, (ix) “intent-to-use” trademark applications prior to the filing of a statement of use, (x) equity interests of not-for-profit entities, special purpose entities and captive insurance companies, (xi) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby, (xii) margin stock, (xiii) equity interests in any person that is not a wholly-owned subsidiary, to the extent prohibited by, or creating an enforceable right of termination under the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement in favor of any other party thereto (other than the Borrower or any wholly-owned subsidiary of the Borrower), and (xiv) those assets as to which the Borrower reasonably determines (and the Administrative Agent agrees in writing) that the cost of obtaining such security interest is excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided that clauses (vii), (xi), (xiii) and (xiv) shall be after giving effect to the applicable anti-non-assignment provisions of the Uniform Commercial Code or other applicable law, and shall not apply to proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition. No Loan Party shall be required to (i) enter into control agreements with respect to any deposit accounts, securities accounts or commodity accounts, (ii) make any fixture filings other than in connection with a mortgage required to be delivered, (iii) deliver any instruments or certificated securities, other than instruments evidencing indebtedness to the extent that the face amount of any such instrument exceeds an amount to be agreed and certificated securities constituting equity interests in direct or indirect subsidiaries of the Borrower, (iv) execute landlord, mortgagee and bailee waivers, (v) send notices to account debtors or other contractual third parties prior to an event of default, (vi) execute foreign-law governed security documents, (vii) take any actions in any foreign jurisdiction needed for perfection under foreign law or (viii) take any action (beyond the filing of a financing statement under the Uniform Commercial Code) to perfect security interests in (A) commercial tort claims not exceeding an amount to be agreed, (B) motor vehicles and other assets subject to certificates of title and (C) letter of credit rights,

Annex B-9

except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement or equivalent).

Voluntary Prepayments:	The Term Facility may be prepaid in whole or in part, subject to the “Call Premium” set forth below; provided that prepayments of loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be subject to payment of customary breakage costs if prepaid other than on the last day of the related interest period. Voluntary prepayments of the Term Facilities shall be applied pro rata to the Term Facility and any Incremental Term Facilities and otherwise as directed by Borrower (and absent such direction, shall be applied to the remaining amortization payments under the Term Facility and any Incremental Term Facilities in direct order of maturity thereof). The Revolving Credit Facility may be prepaid and the commitments terminated in whole at any time upon five business days’ prior written notice.

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain basket amounts to be negotiated in the Loan Documents):

1.        Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds (including without limitation net of taxes and costs and expenses in connection with the sale) of the sale or other disposition of any property or assets of the Borrower or any of its restricted subsidiaries (subject to certain exceptions to be determined but including without limitation exceptions for transactions below a threshold amount to be mutually agreed, sales or other dispositions of inventory in the ordinary course of business, ordinary course asset sales and other dispositions, dispositions of obsolete or worn-out property and property no longer used or useful in the business), other than net cash proceeds that are reinvested (or committed to be reinvested) in other long-term assets useful in the business of the Borrower and its restricted subsidiaries within 365 days of receipt thereof and, if so committed to be reinvested, so long as such reinvestment is completed within 180 days after such commitment.

2.        Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds (including without limitation net of taxes and costs and expenses in connection with the condemnation or casualty event) of insurance paid on account of any loss of any property or assets of the Borrower or any of its restricted subsidiaries, other than net cash proceeds that are reinvested (or committed to be reinvested) in other long-term assets useful in the business of the Borrower and its restricted subsidiaries (or used to replace damaged or destroyed assets) within 365 days of receipt thereof and, if so committed to be reinvested, so long as such reinvestment is completed within 180 days after such commitment.

Annex B-10

3.        Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its restricted subsidiaries (other than indebtedness otherwise permitted under the Loan Documents (other than any Specified Refinancing Debt)), payable no later than the first business day following the date of receipt.

4.        Excess Cash Flow: Prepayments in an amount equal to the Applicable ECF Percentage (as defined below) of Excess Cash Flow (to be defined to start with Adjusted EBITDA with adjustments to be agreed including deductions for cash taxes paid, unfinanced capital expenditures, cash interest expense, dividend payments on common in an aggregate amount not to exceed $16.0 million per year and dividend payments on equity linked securities permitted pursuant to clause (g)(iv) under “Negative Covenants” below) commencing with the fiscal year ending December 31, 2017; provided that voluntary prepayments of the Facility made during the applicable fiscal year will reduce the amount of excess cash flow prepayments required for such fiscal year on a dollar-for-dollar basis based on the amount of cash paid for such loans (other than to the extent such prepayments are funded with the proceeds of long-term indebtedness).

“Applicable ECF Percentage” means, with respect to any fiscal year, (i) 50% if the Secured Net Leverage Ratio as of the end of such fiscal year is greater than the Closing Date Secured Net Leverage Ratio minus 0.50x, (ii) 25% if the Secured Net Leverage Ratio as of the end of such fiscal year is less than or equal to the Closing Date Secured Net Leverage Ratio minus 0.50x but greater than or equal to the Closing Date Secured Leverage Ratio minus 1.00x and (iii) 0% if the Secured Net Leverage Ratio as of the end of such fiscal year is less than the Closing Date Secured Net Leverage Ratio minus 1.00x.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied to the remaining scheduled amortization payments and the payment at final maturity of the Facility in direct order of maturity. Each Lender will have the right to reject its pro rata share of any mandatory prepayment (other than pursuant to clause (3) above). Any amounts so rejected (“Declined Proceeds”) will be retained by the Borrower.

Call Premium:	In the event that all or any portion of the Facility is (i) repaid, prepaid, refinanced or replaced (other than in connection with a Change of Control or a Transformative Acquisition (as defined below)) or (ii) repriced or effectively refinanced through any waiver, consent or

Annex B-11

amendment (in the case of each of clauses (i) and (ii), in connection with the incurrence of any secured term loans having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced or any waiver, consent or amendment to the Facility directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Facility (a “Repricing Transaction”)) occurring within six (6) months after the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Facility held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Loan Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

“Transformative Acquisition” shall mean any acquisition or investment by the Borrower or any restricted subsidiary that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or investment, would not provide the Borrower and its subsidiaries with adequate flexibility under the Loan Documents for continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

Documentation:	The definitive documentation for the Facility (the “Loan Documents”) shall (i) be consistent with the Commitment Letter and the Fee Letter and not contain any conditions to the availability and initial funding of the Facility on the Closing Date other than as set forth on Annex C; (ii) subject to the right to exercise the “Market Flex Provisions” in the Fee Letter, contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Annex B, which shall be subject to standards, qualifications, thresholds, exceptions for materiality and/or otherwise and “baskets,” grace and cure periods, in each case, consistent (where applicable) with this Annex B; it being understood and agreed that: to the extent that the Loan Documents require (x) compliance with any financial ratio or test, (y) the absence of any default or event of default or (z) compliance with any cap as a condition to the consummation of any Permitted Acquisition or similar permitted investment, the making of any dividend or distribution (if such dividend or distribution must be declared in advance of such dividend or distribution) or the making of any restricted debt payment (if notice must be given in advance of

Annex B-12

such restricted debt payment) (each, a “Limited Condition Transaction”, including, in each case, the assumption or incurrence of indebtedness or liens in connection therewith, (A) the determination of whether all applicable relevant conditions are satisfied may be made, at the election of the Borrower, (I) in the case of a Permitted Acquisition or similar permitted investment, either (1) at the time of the execution of the definitive agreement with respect to the relevant acquisition or investment or (2) at the time of the consummation of the relevant acquisition or investment, in either case after giving effect to the Permitted Acquisition or investment and any related indebtedness or liens on a pro forma basis, or, (II) in the case of a dividend or distribution, either (1) at the time of the declaration thereof (provided that such declaration is not made more than 60 days in advance of the dividend or distribution) or (2) at the time of the making of such dividend or distribution, in either case after giving effect to the dividend or distribution and any related indebtedness or liens on a pro forma basis and (III) in the case of any restricted debt payment, either (1) at the time of delivery of customary irrevocable (which may be conditional) notice with respect to such restricted debt payment or (2) at the time of the making of such restricted debt payment, in either case after giving effect to the relevant restricted debt payment and any related indebtedness or liens on a pro forma basis; and (B) if the Borrower has made an election to test at the earlier permitted time, then in connection with any subsequent calculation of any ratio or basket on or following the relevant determination date and prior to the earlier of (1) the date on which such Limited Condition Transaction is consummated or (2) the date that the definitive agreement for such acquisition is terminated or expires without consummation of such acquisition or the date on which the Limited Condition Transaction is consummated, any such ratio or basket shall be calculated on (x) a pro forma basis assuming the relevant transactions and other transactions in connection therewith (including any incurrence of debt, liens and the use of proceeds thereof) have occurred until such time as the Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or the Limited Condition Transaction has otherwise been abandoned, and also on (y) an actual basis without giving effect to such Limited Condition Transaction or the other transactions in connection therewith; (iii) give due regard to the operational and strategic requirements of the Borrower, the Acquired Business, and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower, the Acquired Business and their respective subsidiaries), in each case, after giving effect to the Transactions and the Financial Model (as defined below); (iv) include the Administrative Agent’s customary agency provisions and certain mechanical provisions (consistent and reflective of the Administrative Agent’s customary requirements and practices); and (v) otherwise be customary for transactions of the type contemplated by the Commitment Letter and negotiated in good faith by the Borrower and the Commitment Parties giving effect to the Limited Conditionality Provisions so that the Loan Documents are finalized as promptly as practicable after the acceptance of the Commitment Letter.

Annex B-13

The provisions described under this heading “Documentation” are collectively referred to herein as the “Documentation Principles”.

Representations and Warranties:	To be applicable to the Borrower and its restricted subsidiaries (and subsidiaries and controlled affiliates, in the case of the representations relating to sanctions, anti-corruption, anti-money-laundering and anti-terrorism laws) and limited to the following: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; creation, validity, perfection and priority of security interests (subject, on the Closing Date, to the limitations on perfection set forth in the Limited Conditionality Provisions); status as senior debt; no conflicts; governmental consents; financial statements; projections; no material adverse change; absence of material litigation; payment of taxes; title to properties; environmental matters; Investment Company Act and margin stock matters; ERISA; labor matters; solvency; regulatory matters; compliance with laws; sanctions, anti-corruption, anti-money-laundering and anti-terrorism laws; full disclosure; insurance; use of proceeds; and intellectual property.

Covenants:	The Loan Documents for the Facility will contain affirmative and negative covenants to be applicable to the Borrower and its restricted subsidiaries (and subsidiaries and controlled affiliates, in the case of covenants relating to sanctions, anti-corruption, anti-money-laundering and anti-terrorism laws) and limited to the following:

- Financial Covenant:	Maximum Total Net Leverage Ratio, with the initial covenant level set at a minimum 30% non-cumulative cushion lower than the level of EBITDA set forth in the financial model delivered to the Lead Arrangers on November 13, 2016 (the “Financial Model”), as such model may be updated upon the mutual and reasonable agreement of the Borrower and the Lead Arrangers, and subsequent levels to be set forth in the Loan Documents. The financial covenant shall be tested upon delivery of the financial statements for each fiscal quarter of the Borrower.

- Affirmative Covenants:	(i) Delivery of audited and unaudited consolidated financial statements (in each case with accompanying management’s discussion and analysis), unaudited consolidating financial statements, compliance certificates and other information (within 90 days of the fiscal year end for audited consolidated financial statements, within 45 days of the end of each of the first three fiscal quarters of each fiscal year for unaudited consolidated quarterly financial statements and promptly upon request for any unaudited consolidating financial statements); (ii) delivery of annual budget and annual business plans within 90 days after the beginning of each fiscal year; (iii) delivery of notices of

Annex B-14

defaults, material litigation, ERISA events, regulatory actions and acquisitions; (iv) maintenance of existence and conduct of business; (v) payment and performance of obligations (including tax liabilities); (vi) maintenance of properties; (vii) books and records and inspection rights (subject to frequency and expense reimbursement limitations to be agreed); (viii) compliance with FCPA, OFAC, the PATRIOT ACT, sanctions, anti-corruption, anti-terrorism laws and anti-money laundering laws and similar laws (including, without limitation, the Trading with Enemy Act, as amended, and all foreign asset control regulations of the United States Treasury Department, enabling legislation and executive orders relating thereto and the Patriot Act); (ix) compliance with other laws, rules and regulations; (x) use of proceeds; (xi) maintenance of insurance (giving effect to self-insurance); (xii) additional subsidiary guarantors; (xiii) compliance with environmental laws; (xiv) commercially reasonable efforts to maintain public corporate level and facility level ratings from Moody’s and S&P (but not any specific rating); (xv) quarterly lender calls; (xvi) additional collateral; and (xvii) further assurances.

The affirmative covenants set forth in clauses (iv) (with respect to good standing), (v), (vi), (ix) and (xiii) shall be subject to the exception “except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect”.

- Negative Covenants:	Limitations with respect to:

(a) incurrence of indebtedness, with baskets and exceptions to be agreed but in any event including, without limitation:

(i)       indebtedness of the Borrower and its restricted subsidiaries so long as (A) no event of default has occurred and is continuing, and (B) the Total Net Leverage Ratio, calculated on a pro forma basis after giving effect to such incurrence and the use of proceeds therefrom, would not exceed the Closing Date Total Net Leverage Ratio plus 0.25x (or plus 0.50x if the Closing Date Total Leverage Ratio is less than or equal to 2.25x); provided that (1) the maturity date and weighted average life to maturity of such debt is more than 90 days after the latest scheduled maturity date of the Facility, (2) to the extent subordinated, the subordination arrangement shall be on terms reasonably acceptable to the Administrative Agent, (3) such debt has covenants and events of default that are no more restrictive (taken as a whole) on the Borrower and its restricted subsidiaries (taken as a whole) than those contained in the Loan Documents, and (4) the aggregate amount of all such indebtedness incurred by non-Guarantor subsidiaries shall be subject to the Non-Guarantor Debt Cap;

Annex B-15

(ii) preferred stock (issued by a Loan Party) that is not disqualified capital stock;

(iii)     intercompany indebtedness among the Borrower and its restricted subsidiaries, subject to a dollar cap equal to the greater of (x) $15.0 million and (y) 10.00% of Borrower’s consolidated EBITDA on the amount of such indebtedness owed by a non-Guarantor subsidiary to a Loan Party;

(iv)     indebtedness incurred, assumed or acquired in connection with a Permitted Acquisition so long as (A) no event of default has occurred and is continuing, and (B) the Total Net Leverage Ratio, calculated on a pro forma basis after giving effect to such incurrence and the use of proceeds therefrom, would not exceed the Closing Date Total Net Leverage Ratio plus 0.25x (or plus 0.50x if the Closing Date Total Leverage Ratio is less than or equal to 2.25x); provided that in the case of indebtedness incurred in contemplation of such acquisition, the parameters in subclauses of (1), (2), (3) and (4) of clause (i) above shall be applicable, except that subclause (1) shall not apply to a customary bridge facility so long as such customary bridge facility is to be automatically converted into long-term debt that satisfies such subclause (1);

(v) indebtedness in respect of treasury management, cash management and similar bank product obligations, in each case incurred in the ordinary course of business;

(vi) a basket for capital leases and purchase money debt in an amount not to exceed the greater of (x) $7.5 million and (y) 5.00% of Borrower’s consolidated EBITDA at any time outstanding;

(vii) a “general” basket in an amount not to exceed the greater of (x) $15.0 million and (y) 10.00% of Borrower’s consolidated EBITDA at any time outstanding;

(viii) indebtedness under the Loan Documents (including Incremental Facilities and Refinancing Facilities);

(ix) hedging obligations incurred in the ordinary course of business and not for speculative purposes;

(x)      guarantees by the Borrower or any of its restricted subsidiaries of any indebtedness permitted by the foregoing, subject, in the case of such guarantees by non-Guarantor subsidiaries, to applicable limitations on indebtedness by non-Guarantor subsidiaries if the indebtedness being guaranteed is subject to such limitation; and

Annex B-16

(xi) permitted refinancings of indebtedness otherwise permitted by the foregoing;

provided that debt incurred by non-Guarantor subsidiaries pursuant to subclauses (i) and (iv) (in the case of subclause (iv), to the extent incurred in contemplation of the Permitted Acquisition) shall be limited to an aggregate amount equal to the greater of (x) $22.0 million and (y) 15.00% of Borrower’s consolidated EBITDA (the “Non-Guarantor Debt Cap”));

(b)      liens, with exceptions to be agreed, but in any event including baskets for (i) liens securing acquired debt, so long as such liens (x) were not incurred in contemplation of such acquisition and (y) are only on assets acquired in such acquisition, (iii) liens on the Collateral securing Incremental Equivalent Debt and Specified Refinancing Debt; provided that is such liens are pari passu, such liens shall be subject to a pari passu intercreditor agreement, and if such liens are subordinated, such liens shall be subject to a junior intercreditor agreement, and (iv) a “general” basket in an amount not to exceed the greater of (x) $15.0 million and (y) 10.00% of Borrower’s consolidated EBITDA at any time outstanding;

(c)    fundamental changes, including changes in the nature of business, changes to fiscal year and mergers and consolidations, with exceptions to be agreed; but in any event including, without limitation, Permitted Acquisitions and transactions among the Borrower and its restricted subsidiaries (so long as, in the case of any merger involving the Borrower, the Borrower is the surviving entity and, in the case of any merger involving a Guarantor, a Guarantor is the surviving entity);

(d)      sales of assets (including subsidiary interests) and issuances of equity interests by subsidiaries, with exceptions to be agreed; but in any event including, without limitation, (i) transactions below $3.0 million, and (ii) other dispositions, so long as no event of default has occurred and is continuing, the Borrower or such restricted subsidiary receives fair market value and at least 75% of the consideration received is in cash or permitted reinvestment assets;

(e) sale and lease back transactions;

(f) hedging agreements, other than those in the ordinary course of business;

Annex B-17

(g)      restricted junior payments (e.g., dividends, distributions, redemptions or prepayments of certain debt), with exceptions to be agreed; but in any event including, without limitation, exceptions, so long as no event of default has occurred and is continuing, for (i) a “general” basket in an amount equal to the greater of (x) $5.0 million and (y) 3.00% of Borrower’s consolidated EBITDA in any fiscal year, (ii) quarterly dividends on common stock in an amount per share consistent with quarterly dividends in effect on the date of the Commitment Letter (with adjustments for stock splits, reverse stock splits and share recapitalizations), (iii) an “available amount” basket referred to below, (iv) dividends on equity-linked securities the net cash proceeds of which are used to reduce the amount of the Initial Term Loans and (v) unlimited restricted junior payments so long as the Total Net Leverage Ratio calculated on a pro forma basis, after giving effect to such restricted junior payments, would not exceed (x) the Closing Date Total Net Leverage Ratio minus 0.75x, if the Closing Date Total Net Leverage Ratio is greater than or equal to 2.75x and (y) 2.00x, if the Closing Date Total Net Leverage Ratio is less than 2.75x;

(h)      loans, acquisitions, joint ventures and other investments, with exceptions to be agreed and investments in amounts to be agreed including (i) “seed investments” in Virtus Funds, (ii) investments necessary to cause any restricted subsidiary that is a CFTC-registered introducing broker or a FINRA-member broker-dealer to be in compliance with its net capital requirements under applicable law, (iii) Permitted Acquisitions, (iv) investments by non-Guarantor restricted subsidiaries in non-Guarantor restricted subsidiaries, (v) so long as no event of default has occurred and is continuing, loans, acquisitions, joint ventures and other investments made using “available amount” referred to below, (vi) an aggregate “general” basket in an amount equal to the greater of (x) $7.5 million and (y) 5.00% of Borrower’s consolidated EBITDA, and (vii) unlimited investments so long as no event of default has occurred and is continuing and the Total Net Leverage Ratio calculated on a pro forma basis, after giving effect to such investment, would not exceed (x) the Closing Date Total Net Leverage Ratio minus 0.75x, if the Closing Date Total Net Leverage Ratio is greater than or equal to 2.75x and (y) 2.00x, if the Closing Date Total Net Leverage Ratio is less than 2.75x;

(i) transactions with affiliates;

(j)       limitations on the ability of the Borrower or any of its restricted subsidiaries to grant liens to secure the Facility or any refinancing thereof or to enter into restrictions on subsidiary distributions that would impair the ability of the Loan Parties to make payments in respect of the Facility;

Annex B-18

(k) amendment of organizational documents of the Borrower or any of its restricted subsidiaries in a manner materially adverse to the Lenders; and

(l) use of proceeds; no violation of sanctions, anti-terrorism, anti-money laundering and anti-corruption laws.

The Loan Documents will contain an “available amount” basket (based on, without duplication, (i) the cumulative amount of Excess Cash Flow for the fiscal year ending December 31, 2017 and each fiscal year thereafter minus, for each such fiscal year, the Applicable ECF Percentage of such Excess Cash Flow plus (ii) net cash proceeds from the issuance of common stock by the Borrower after the Closing Date plus (iii) net cash proceeds of capital contributions (other than disqualified equity) to the Borrower plus (iv) the net cash proceeds received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity plus (v) the net cash proceeds received by the Borrower and its restricted subsidiaries from sales of investments that were made using the available amount plus (vi) Declined Proceeds plus (vii) returns, profits, distributions and similar amounts received by the Borrower and its restricted subsidiaries on investments that were made using the available amount plus (viii) the fair market value of any unrestricted subsidiary that is re-designated as a restricted subsidiary (or, if such unrestricted subsidiary is not wholly owned, such fair market value times the percentage of such unrestricted subsidiary that will be owned by the Borrower and its restricted subsidiaries following such re-designation) or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries, to the extent that the designation of such subsidiary as an unrestricted subsidiary was made using the available amount) that may be used, without duplication, subject to the absence of any continuing default or event of default, for purposes of making investments, restricted payments and prepayments of certain debt, in each case, in excess of the baskets (if any) otherwise provided therefor in the Loan Documents.

Permitted Acquisition:	The Borrower and its restricted subsidiaries will be permitted to acquire (i) equity interests of persons that become restricted subsidiaries and/or (ii) businesses, business units or business divisions (each, a “Permitted Acquisition”) so long as:

(a) before and after giving effect thereto, no event of default has occurred and is continuing;

(b) the acquired entity or assets are in the same or generally related line of business or a complementary line of business as the Borrower and its restricted subsidiaries;

Annex B-19

(c) the proposed acquisition is consensual (not “hostile”), and, if applicable, has been approved by the acquisition target’s board of directors;

(d) the Borrower is in pro forma compliance with the financial covenant;

(e)       subject to the limitations and exceptions set forth above under “Guarantors,” the acquired company and its domestic subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent, and the aggregate consideration that may be paid for all acquisitions of entities that do not become Guarantors and of acquisitions of assets by entities that are not Loan Parties (to the extent funded by Loan Parties), which may be made with all available investment baskets, including, without limitation, the unlimited basket subject to the applicable incurrence test, will be limited to an amount equal to the greater of (x) $30.0 million and (y) 25.00% of Borrower’s consolidated EBITDA; and

(f)       for Permitted Acquisitions the consideration of which is in excess of $10.0 million, the Borrower shall have delivered to the Administrative Agent, a certificate of an authorized officer of the Borrower certifying that all of the requirements set forth in clauses (a) - (e) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

Unrestricted Subsidiaries:	The Loan Documents will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than the Borrower or any subsidiary that was previously an unrestricted subsidiary) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (x) the Borrower shall be in pro forma compliance with the financial covenant and (y) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by The Borrower at such time. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Loan Documents and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account in calculating any financial metrics contained in the Loan Documents.

Events of Default:	The Loan Documents will include events of default (and, as appropriate, grace periods) to be applicable to the Borrower and its restricted subsidiaries (and subsidiaries, in the case of covenants relating to sanctions, anti-corruption, anti-money-laundering and anti-terrorism laws) and limited to the following: (i) failure to make

Annex B-20

principal payments when due, (ii) failure to make payments of interest, fees or other amounts after a three business day grace period, (iii) any representation or warranty proving to have been incorrect in any material respect when made or deemed made, (iv) failure to perform or observe affirmative covenants to provide notice of default, maintain existence of the Borrower or with respect to use of proceeds, the financial covenant or any negative covenant, (v) failure to perform or observe any other covenants set forth in the Loan Documents, subject to a 30 calendar day grace period, (vi)(A) payment default in respect of any material obligation in excess of $10.0 million (“Material Obligation”) (after giving effect to any applicable grace period), and (B) occurrence of any event or condition that results in any Material Obligation becoming due prior to its scheduled maturity or payment date, or that enables or permits holders or any trustee or agent on its or their behalf to cause any Material Obligation to become due prior to scheduled maturity (in each case after giving effect to any applicable cure period), (vii) bankruptcy, insolvency proceedings, etc. with respect to the Borrower or any of its material subsidiaries (with a 60-day grace period for involuntary proceedings), (viii) the Borrower or any subsidiary shall become insolvent or unable to pay its debts or fail generally to pay its debts as they become due, (ix) judgments for monetary damages in excess of $10.0 million, (x) customary ERISA defaults, (xi) actual or asserted (by any Loan Party) invalidity of any Loan Document or impairment of security interests in a material portion of the Collateral, (xii) the loss of licenses or permits, which loss could reasonably be expected to result in a material adverse effect, (xiii) “Change of Control” (to be defined in a mutually agreed upon manner), and (xiv) invalidity of any applicable intercreditor or subordination agreements or provisions relating to any Material Obligation that is subordinated (including by lien subordination) to the Facility.

Conditions Precedent to Initial Borrowings:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Facility on the Closing Date will be subject only to the conditions precedent listed on Annex C attached to the Commitment Letter.

Conditions Precedent to All Borrowings:	The conditions to all borrowing of Revolving Loans and issuance, extension or amendment of any Letters of Credit after the Closing Date will consist of (a) prior written notice of the request for the Revolving Loan or Letter of Credit in accordance with the customary procedures set out in the Loan Documents, (b) the accuracy of representations and warranties in the Loan Documents in all material respects (except where qualified by materiality, then just the accuracy thereof) and (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Revolving Loan or the issuance (or amendment or extension) of the Letter of Credit.

Annex B-21

Assignments and Participations:	The Lenders will be permitted to assign Term Loans with the consent of the Borrower and the Administrative Agent and, Revolving Loans and Revolving Commitments with the consent of the Borrower, the Administrative Agent and the Issuing Banks (in each case not to be unreasonably withheld or delayed); provided that (i) no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default, (ii) neither the consent of the Borrower nor the Administrative Agent shall be required for an assignment of Loans to another Lender or an affiliate or approved fund of a Lender, (iii) the Borrower shall be deemed to have consented to an assignment if the Borrower does not object within 10 business days of a request therefor and (iv) no assignments shall be permitted to a natural person, the Borrower or any of its affiliates; provided that assignments may be made to the Borrower pursuant to the Dutch auction procedures described below. Each assignment (other than to another Lender, an affiliate of a Lender or a related fund) will be in an amount of an integral multiple of $1,000,000 (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining Loan of the applicable class. Assignments will be by novation. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment.

Notwithstanding the foregoing, in no event shall any assignment or participation be permitted to any Disqualified Person, it being understood that any affiliate of a Disqualified Person that is (i) a bona fide diversified debt fund, or (ii) an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course, is not, and shall not be deemed to be, a Disqualified Person. The list of Disqualified Persons may be supplemented to add Competitors from time to time after the Closing Date by reasonable notice in writing from the Borrower to the Administrative Agent (and subject to the consent of the Administrative Agent, not to be unreasonably withheld); provided that the Borrower may not supplement the list of Disqualified Persons to add any person that is a bona fide debt fund or debt investor. The names of all Disqualified Persons shall be available to any Lender that requests such names from Administrative Agent. Any supplement to the list of Disqualified Persons after the date hereof shall not apply retroactively to disqualify any persons that have acquired an assignment or participation interest in the Loans prior to the supplement becoming effective.

The Lenders will be permitted to sell participations in Loans other than to a natural person or the Borrower or any of its affiliates. Voting rights of participants shall be limited to matters set forth under “Requisite Lenders” below with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Annex B-22

So long as no default or event of default has occurred and is continuing or would result therefrom, the Borrower shall be permitted to acquire Loans through Dutch auctions in which all Lenders under the Term Facility are invited to participate on a pro rata basis in accordance with customary procedures to be agreed, subject to customary terms and conditions to be determined, including without limitation: (a) any such loans acquired by Borrower shall be retired and cancelled promptly upon acquisition thereof, (b) Borrower must provide a customary representation and warranty to the effect that it is not in possession of any information that has not been disclosed to the auction manager, Administrative Agent and non-Public Lenders and that may be material to a Lender’s decision to participate in an auction or an assignment, (c) Term Loans may not be purchased with the proceeds of Revolving Loans, (d) no default or event of default shall have occurred and be continuing or result therefrom and (e) any such Term Loans acquired by Borrower shall not be deemed a repayment of loans for purposes of calculating excess cash.

Requisite Lenders:	Amendments and waivers will require the approval of Lenders (other than “Defaulting Lenders”) holding more than 50% of total commitments or exposure under the Facility (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, (a) the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (i) increases in the commitment of such Lender, (ii) reductions of principal, premium, interest or fees (provided that a waiver of default interest, default or event of default shall not constitute a reduction of interest for this purpose), (iii) extensions of final maturity or scheduled amortization or the due date of any interest or fee and (iv) changes to the order of application of funds and (b) the consent of all Lenders will be required with respect to: (i) modifications of the pro rata payment or pro rata sharing requirements of the Loan Documents, (ii) modification of the voting percentage or change in the definition of “Requisite Lenders” or any other provisions specifying the number of Lenders or portion of the Loans or commitments required to take any action under the Loan Documents, (iii) permitting the Borrower to assign its rights or obligations under the Loan Documents and (iv) releases of all or substantially all of the value of the Collateral or guarantees (other than in connection with transactions permitted pursuant to the Loan Documents).

Notwithstanding anything to the contrary above, on or before the final maturity date of the Revolving Credit Facility and/or the Term Facility, as applicable, to the extent not otherwise already permitted with the consent of the applicable Lenders, the Borrower shall have the right to extend the maturity date of all or a portion of the Facility with only the consent of the Lenders whose loans or commitments are being extended (which may include, among other things, an increase in interest rates payable with respect to such extended loans (and not any non-extended loans)) on terms and conditions to be mutually agreed by the Administrative Agent and the Borrower; it being

Annex B-23

understood that each Lender under the Term Facility or Revolving Credit Facility the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

Yield Protection:	The Facility will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital and liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Facility will provide that all payments are to be made free and clear of any taxes (other than customary exclusions, including taxes on overall net income, “day one” U.S. federal withholding taxes in respect of foreign lenders, and U.S. federal withholding taxes imposed under FATCA), imposts, assessments, withholdings or other deductions whatsoever. The Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding to the extent legally entitled to do so.

Additional Provisions:	The Facility will contain additional provisions including (i) customary provisions allowing the Borrower to replace a Lender in connection with amendments and waivers requiring the consent of each Lender directly adversely affected thereby or all of the Lenders (so long as the Requisite Lenders have approved such amendment or waiver), and increased costs, taxes, etc., and (ii) LSTA model EU bail-in provisions.

Indemnity:	The Facility will provide customary and appropriate provisions relating to indemnity, exculpation and related matters in a form reasonably satisfactory to the Lead Arrangers, the Administrative Agent, and the Lenders.

Governing Law and Jurisdiction:	The Facility will provide that the Loan Parties will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law (within the U.S.) is necessary for enforceability or perfection.

Annex B-24

Counsel to the Lead Arrangers, the Syndication Agent and the Administrative Agent:	Cahill Gordon & Reindel LLP.

Annex B-25

Annex C

Project Falcon

Summary of Conditions Precedent to the Facility

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

1.	Concurrent Transactions. The Acquisition shall have been consummated pursuant to the agreement and plan of merger dated as of the date hereof among the Borrower, Lightyear Fund III AIV-2, L.P. and RidgeWorth Holdings LLC (including the exhibits, schedules and all related documents, the “Acquisition Agreement”), without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders or any Commitment Party unless consented to by the Lead Arrangers; it being understood that (i) any change in the purchase price made in accordance with the provisions of the Acquisition Agreement (as in effect on the date hereof) will not be deemed materially adverse to the Lenders and any Commitment Party, (ii) any other decrease in the purchase price that is less than or equal to 10.0% of the purchase price will not be deemed materially adverse to the Lenders and any Commitment Party; provided that any decrease in the purchase price pursuant to clause (i) or (ii) shall result in a reduction in the amount of the Term Facility on a dollar-for-dollar basis; provided further that after any such dollar-for-dollar reduction the amount of the Term Facility shall be an amount not less than $200.0 million or shall be $0, (iii) any other decrease in the purchase price shall be deemed materially adverse to the Lenders and any Commitment Party and (iv) any modification, consent, amendment or waiver of the definition of “Material Adverse Effect” shall be deemed materially adverse to the Lenders and any Commitment Party. Concurrently with the entering into of the Facility, all borrowings and amounts owing under the Existing Revolving Facility shall have been repaid or paid in full and all commitments relating thereto shall have been terminated. Concurrently with the consummation of the Acquisition, the outstanding credit agreement of the Acquired Business and its subsidiaries with State Street Bank and Trust shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case, as evidenced by customary payoff letters. After giving effect to the Transactions, neither the Borrower nor any of its subsidiaries (excluding any Virtus Fund) shall have any indebtedness for borrowed money or any preferred stock other than (i) indebtedness under the Facility, (ii) indebtedness owing to any Loan Party, (iii) preferred stock held by any Loan Party, (iv) equity-linked debt securities of the Borrower incurred after the date hereof that generated up to $275.0 million of net cash proceeds, which net cash proceeds were applied to reduce the Commitment Parties’ commitments in respect of the Term Facility, (v) indebtedness consisting of unsecured obligations to rollover employee shareholders of the Acquired Business in an amount equal to 50% of the after-tax gain that would have been attributable to the equity in the Acquired Business held by such employees had they sold such equity in the Acquisition, not to exceed, in the aggregate, approximately $5.3 million plus interest at an annual interest rate not to exceed 2.5%, (vi) approximately $2.9 million aggregate principal amount of promissory notes owed to certain employees of the Acquired Business, and (vii) other limited indebtedness up to an amount and on terms reasonably satisfactory to the Lead Arrangers.

2.

Financial Information. The Commitment Parties shall have received (i) (A) audited consolidated financial statements of the Borrower for the last two fiscal years ending at least 90 days prior to the Closing Date and (B) audited consolidated financial statements of the Acquired Business for

Annex C-1

the last two fiscal years ending at least 120 days prior to the Closing Date, and (ii) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of each of the Borrower and the Acquired Business for each fiscal quarter beginning subsequent to the date of the latest audited balance sheet required by clauses (i) and ending at least 45 days prior to the Closing Date, and for the corresponding fiscal quarters of the prior fiscal year. The Commitment Parties acknowledge receipt of the financial statements referred to in clause (i) for the fiscal years ended December 31, 2015 and 2014, and the financial statements referred to in clause (ii) for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

3.	Pro Forma Financial Statements. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of operations); provided that purchase accounting adjustments shall not be required to be made.

4.	Material Adverse Effect. Subject to Section 13.12 of the Acquisition Agreement, except as set forth in Section 3.08(a)(ii) of the Company Disclosure Schedule (as defined in the Acquisition Agreement), from September 30, 2016 until the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement). Since the date hereof, no Material Adverse Effect shall have occurred.

5.	Payment of Fees. All fees required by the Commitment Letter and the Fee Letter to be paid on the Closing Date to the Commitment Parties, the Administrative Agent, the Lead Arrangers or the Lenders shall have been or concurrently shall be paid. All expenses (including legal fees and expenses) of the Commitment Parties and the Administrative Agent in connection with the Transaction, to the extent invoiced in reasonable detail at least one business day prior to the Closing Date, shall have been paid.

6.	Minimum Marketing Period. The Borrower shall provide the Commitment Parties with a period of at least 15 consecutive business days following receipt of the financial information set forth in paragraphs 2 and 3 above (the “Marketing Period”); provided that the Marketing Period will not commence prior to January 3, 2017. If the Borrower in good faith reasonably believes that it has delivered the information set forth in paragraphs 2 and 3 above, it may deliver to the Lead Arrangers written notice to that effect, stating when it believes it completed such delivery and the date of commencement of the Marketing Period (which date of commencement shall not be earlier than the date of delivery of such notice) (such notice, the “Marketing Period Notice”). The Marketing Period shall commence on the date specified in the Marketing Period Notice, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of such information and, within three business days after its receipt of the Marketing Period Notice, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity which information is deficient).

7.

Customary Closing Documents. The Administrative Agent shall have received, in each case subject to the Limited Conditionality Provision: (i) the Loan Documents, executed and delivered by the Borrower and the Guarantors, and including all documents and instruments required to execute and (subject to the Limited Conditionality Provision) perfect the Administrative Agent’s

Annex C-2

security interests in the Collateral, which shall, if applicable, be in proper form for filing, (ii) customary legal opinions from counsel to the Loan Parties, (iii) customary corporate records and documents from public officials, (iv) customary officer’s certificates, (v) customary evidence of corporate authority with respect to officers executing the Loan Documents for the Loan Parties, (vi) a solvency certificate from the chief financial officer of the Borrower as set forth on Exhibit 1 to this Annex C and (vii) a notice of borrowing.

8.	Certain Information. The Administrative Agent will have received at least three (3) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested from the Borrower at least ten (10) days prior to the Closing Date.

9.	Representations and Warranties. On the Closing Date, (i) the Acquired Business Representations shall be accurate in all material respects (without duplication of any materiality qualifier set forth therein) to the extent provided in the Limited Conditionality Provisions and (ii) the Specified Representations shall be accurate in all material respects.

Annex C-3

Exhibit 1 to Annex C

Form of Solvency Certificate

Date: [•]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

Pursuant to Section [•] of the Credit Agreement, the undersigned, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his knowledge, as of the Closing Date, after giving effect to the Acquisition and the other transactions contemplated thereby (including the making of the Loans under the Facility on the Closing Date and the application of the proceeds thereof):

(a)	The fair value of the assets of each Applicable Group exceeds its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis.

(b)	The present fair saleable value of the property of each Applicable Group is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of its debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured.

(c)	Each Applicable Group is able to pay its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured.

(d)	Each Applicable Group is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.

“Applicable Group” means the Borrower and its Subsidiaries on a consolidated basis.

For purposes of this Solvency Certificate, (i) the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability and (ii) it is assumed that the indebtedness and other obligations incurred on the date hereof under the Facility will come due on their respective maturities. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Subsidiaries after consummation of the transactions.

* * *

Exhibit I to Annex C-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

VIRTUS INVESTMENT PARTNERS, INC.

By:
Name:
Title:	Chief Financial Officer

Exhibit I to Annex C-2